Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this registration statement on Form SB-2 of our "Independent Auditors' Report" dated June 28, 2003, for the years ended December 31, 2002, and 2001, and to our "Independent Accountants' Report", dated July 27, 2003, for the six months ended June 30, 2003 and 2002 (unaudited) on the financial statements of Linsang Manufacturing, Inc. (now a wholly-owned subsidiary of LMIC, Inc.), and to our "Independent Accountants' Report" dated October 23, 2003, for the nine months ended September 30, 2003 and 2002 (unaudited) on the financial statements of LMIC, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this registration statement.


/s/ DDK & Company LLP

New York, New York
January 5, 2003